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                        [COOLEY GODWARD LLP LETTERHEAD]

                                                                     EXHIBIT 5.1

December 1, 2000

Global Sports, Inc.
1075 First Avenue
King of Prussia, PA 19406

Ladies and Gentlemen:

We have acted as counsel for Global Sports, Inc., a Delaware corporation (the "Company") in connection with the merger (the "Merger") contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of October 24, 2000, by and among the Company, Fido Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, and Fogdog, Inc., a Delaware corporation ("Fogdog"). This opinion is being furnished in connection with the Registration Statement on Form S-4 (No. 333-50590), as amended (the "Registration Statement"), which covers a total of up to 6,037,168 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), to be issued in connection with the Merger.

In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws, (ii) the resolutions adopted by the Board of Directors of the Company on October 22, 2000, (iii) the Registration Statement and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

Cooley Godward LLP

By: /S/ DAVID A LIPKIN, ESQ.
    _____________________________
    David A Lipkin, Esq.

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